FOR MORE INFORMATION:

Kasandra H. Rossi

Executive Vice President, Chief Financial Officer & Treasurer

954-692-7163

kasandra.rossi@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Medical Group Provides Second Quarter Update

FORT LAUDERDALE, Fla., July 15, 2026 - Pediatrix Medical Group, Inc. (NYSE: MD) (“Pediatrix” or “the Company”), a leading provider of physician services, today provided an update on its second quarter 2026 business trends.

In response to recent reports from other healthcare market participants regarding shifting utilization and reimbursement trends, the Company confirms that its payor mix for the second quarter remained stable and unchanged relative to recent historical trends and the Company’s internal expectations. To date, Pediatrix has not experienced the unfavorable payor mix shifts reported elsewhere in the healthcare sector. In addition, Pediatrix has not seen material changes in other net revenue-related trends compared to recent historical periods.

Pediatrix reaffirms its previously reported full year 2026 outlook for Adjusted EBITDA, and anticipates Adjusted EBITDA will be in a range of $280 million to $300 million.

Earnings Conference Call

Pediatrix will host an investor conference call and webcast on Tuesday, August 4, 2026 at 9:00 a.m. ET to discuss results from operations for the quarter ended June 30, 2026. A detailed press release will be issued the morning of August 4, 2026 before the securities markets open.

The investor conference call will be webcast and can be accessed at Pediatrix’s website, www.pediatrix.com/investors.

Non-GAAP Measures

A reconciliation of projected full year 2026 Adjusted EBITDA to the most directly comparable GAAP financial measures is provided in the financial table of this press release.

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is a leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by multiple pediatric subspecialties. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through approximately 4,300 affiliated physicians and other clinicians. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn and the Pediatrix blog. Investment information can be found at www.pediatrix.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, its full year 2026 guidance, future impacts of legal, regulatory, political and macroeconomic developments and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the following: completion of the Company’s second quarter closing process, the impact of the Company’s practice portfolio management plans and whether the Company is able to achieve the expected favorable impact to Adjusted EBITDA therefrom; the effects of economic conditions on the Company’s business; the effects of the Medicare Access and CHIP Reauthorization Act of 2015, the Affordable Care Act, the One Big Beautiful Bill Act and potential additional healthcare reform; the Company’s relationships with government-sponsored or funded healthcare programs and with managed care organizations and commercial health insurance payors and any shifts in the Company’s payor mix; the impact of state budgetary constraints and uncertainty over the future of Medicaid; the impact of surprise billing legislation; the Company’s transition to a hybrid revenue cycle management model; the timing and contribution of future acquisitions or organic growth initiatives; the Company’s ability to comply with the terms of debt financing arrangements and the Company’s ability to replace, refinance or extend its current debt financing arrangements; and the effects of the Company’s transformation initiatives, including our renewed focus, and growth strategy for, the Company’s hospital-based and maternal-fetal service lines.

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Pediatrix Medical Group, Inc.

Reconciliation of Net Income to Forward-Looking Adjusted EBITDA

(in thousands)

(Unaudited)

	Year Ended December 31, 2026

Net income	$152,100	$166,700
Interest expense	33,500	33,500
Income tax provision	56,300	61,700
Depreciation and amortization expense	24,800	24,800
Transformational and restructuring related expenses	13,300	13,300
Adjusted EBITDA	$280,000	$300,000